UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report - May 1, 2006 (Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[               ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[               ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[               ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[               ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2006, U.S. Geothermal Inc. and Ormat Nevada Inc. (“Ormat”) amended the Engineering, Procurement and Construction (“EPC”) agreement dated December 7, 2005, in order to allow commencement of construction in advance of project financing for the first phase of the Raft River Project. In connection with the amendment, the Company issued a notice to proceed (“NTP”) to Ormat for the binary cycle geothermal power plant that is designed to deliver 10 MW monthly average electrical power to Idaho Power Company under a 20-year term power purchase agreement.

The NTP commissions Ormat to immediately proceed with final detailed engineering and place orders for the long-lead time equipment and material components of the power plant. The EPC schedule is intended to provide first synchronization of the new power plant in September 2007 with full commercial operations no later than November 2007. The EPC contract includes a performance bonus if the plant is synchronized by July 2007 and includes a guarantee by Ormat for the total output capacity of the plant.

U.S. Geothermal Inc. is currently in negotiations for long-term financing of the phase one plant and expects to close such financing by June 1, 2006.

Item 7.01 Regulation FD Disclosure.

On April 27, 2006, the Company issued a press release announcing that it had issued a Notice to Proceed pursuant to an amended agreement for engineering, procurement and construction of our phase one power plant facility. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.2.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Amendment to EPC Contract

99.2	Copy of Press Release issued April 27, 2006

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 27, 2006	US Geothermal Inc.

By: /s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer